EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 13, 2025, with respect to the financial statements of Energy Portfolio 2025-4, Financial Institutions Portfolio 2025-4, Diversified Healthcare Portfolio 2025-4, Utility Income Portfolio 2025-4 and REIT Income Portfolio 2025-4 (included in Invesco Unit Trusts, Series 2450) as of November 13, 2025 contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-290169) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 13, 2025